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                                   MEMORANDUM

To:   Thomas Lonergan

From: Horwitz & Beam

Re:   Legal Fees Agreement

Date: August 31, 2000

      Confirming our agreement, Horwitz & Beam has agreed to provide legal services to thehealthchannel.com (the "Company") for the primary purpose of processing the proposed SB-2 and providing corporate advice and litigation assistance (the "Matters"). The legal fees associated with the Matters shall be as follows:

(1) $100,000 shall be paid in cash to Horwitz & Beam. Such amount shall constitute payment in full through the date of this Memorandum;

(2) In addition to the foregoing, the Company shall receive a credit in the amount of $38,500;

(3) All legal services provided after September 1, 2000 (after the foregoing credits) and terminating upon the earlier to occur of either: (a) the termination of this Agreement; or (b) the approval of the SB-2 shall be payable in Company shares at the rate of $.40 per share (the closing price upon the date of this Memorandum). These shares shall have piggy-back registration rights, commencing upon the approval of the proposed SB-2 (specifically, these shares shall not be included in the proposed SB-2, provided, however, Horwitz & Beam shall have the right to include such shares in any subsequent registration statement, with the exception of S-8 registration).